Exhibit 99.1

Vertical Branding, Inc. Completes $4 Million Common Stock Financing

With RENN Capital Group, Inc.

Robert C. Pearson is Appointed to Company’s Board of Directors

LOS ANGELES - November 14, 2007 – Vertical Branding, Inc. (OTCBB: VBDG) announced today that it has closed the sale of common stock and warrants to four funds managed by Dallas-based RENN Capital Group, Inc., generating gross financing proceeds of $4 million.  In connection with the closing of the financing, Robert C. Pearson, Senior Vice President of Renn Capital Group and Vice President of Renaissance Capital Growth & Income III, Inc., one of the investing funds, replaced Roger Burlage on the Company’s Board of Directors.  The Company used approximately $2 million of the financing proceeds to repay amounts outstanding on its senior secured convertible notes, bringing the outstanding balance on such notes to just under $2.7 million.

“We are extremely pleased to announce the financial backing of a firm like Renn Capital and consider their investment to be a validation of what we have accomplished over the past year,” said Nancy Duitch, Chief Executive Officer of Vertical Branding   “In addition to allowing us to reduce a significant portion of our prior debt obligations, this financing brings valuable working capital that we can immediately invest in product inventory, new product development, and an in-house customer service function.”

The terms of the financing announced today include the sale of 6,666,667 shares of Vertical Branding common stock and warrants to purchase an aggregate of 6,666,667 additional shares of common stock, one-half exercisable at $1.00 per share and one-half exercisable at $1.50 per share.

“Vertical Branding represents a lot of what we look for in making investments, including the potential to derive substantial benefit from an enhanced capital position,” said Robert Pearson, Senior Vice President of Renn Capital.  “We look forward to being a part of the future of this dynamic enterprise.”

Mr. Pearson joined Renn Capital Group in April 1997, prior to which his distinguished career includes having served as Chief Financial Officer and Executive Vice-President of Thomas Group, Inc., head of administration at the Superconducting Super Collider Laboratory, and in a variety of positions over a 26-year tenure at Texas Instruments including as Vice-President - Controller and Vice-President – Finance.  Mr. Pearson also currently serves on the Board of Directors of eOriginal, Inc., CaminoSoft Corp., Simtek Corporation and Shea Development Corp.

About Vertical Branding, Inc.

Vertical Branding, Inc. (OTCBB:VBDG) is a consumer products, branding, marketing, and distribution company. The Company takes an integrated vertical marketing approach to brand building utilizing a variety of media channels, including television, online media, and print advertising. The Company also has established retail, catalog, and international product distribution channels to drive consumer sales. The Company's focus is on finding appealing and high quality products that meet a real need in the marketplace with emphasis on the health, beauty, relationship, personal care, and house ware product categories.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission. We assume no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

CONTACT: For Vertical Branding, Inc.: CCG Investor Relations and Strategic Communications, Sean Collins, Senior Partner 310-477-9800 ext. 202 www.ccgir.com, or 5W Public Relations, Neil Steinberg, 212-584-4306 nsteinberg@5wpr.com.